INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE THIRD QUARTER OF 2005

St. Louis, Missouri, September 7, 2005 - Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the third quarter of 2005.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions remain relatively unchanged from July when we issued our second quarter results. Results from Labor Day weekend were mixed geographically and across the Brands. The longer-term effects of Hurricane Katrina on raw material costs and consumer spending remain uncertain to us as they do to the broader economy. Although some distribution was affected by the hurricane, no single brand stores were affected nor were any of the company’s manufacturing facilities.”

Mr. Holliman concluded, “We reaffirm the third quarter earnings guidance we gave at the end of July. We will report the actual results for the third quarter on October 26, 2005.”

The company also announced it will donate $100,000 to the hurricane relief effort in addition to the significant financial and volunteer efforts of the company’s Brands and their employees.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the third quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.